CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information, each dated April 29, 2022, and each included in this Post-Effective Amendment No. 180 to the Registration Statement (Form N-1A, File No. 2-09455) of BNY Mellon Large Cap Securities Fund, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 22, 2022, with respect to the financial statements and financial highlights of BNY Mellon Large Cap Securities Fund, Inc., included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

April 25, 2022